Exhibit 99.2

HomeStreet, Inc. Appoints New Director

SEATTLE—March 2, 2015—HomeStreet, Inc. (NASDAQ:HMST) (“HomeStreet”) today announced the appointment of Donald R. Voss to the board of directors of HomeStreet, Inc. and its subsidiary, HomeStreet Bank. Mr. Voss was formerly a member of the board of directors of Simplicity Bancorp (“Simplicity”) and served as chairman of the board from 2013 until the closing of Simplicity’s merger with HomeStreet.

“Donald has distinguished himself in both his professional and civic careers,” said HomeStreet CEO Mark K. Mason. “We will be fortunate to benefit from his experience, perspective and extensive knowledge of the Southern California market.”

Mr. Voss has served as city treasurer, councilmember and mayor of the city of La Cañada Flintridge, California, where he continues to be a councilmember. He has 25 years of experience in the financial services industry, most recently with Wells Fargo Bank as executive vice president and manager of the U.S. Banking Division, Commercial Banking Group.

His community involvement includes the American Red Cross, San Gabriel Valley Chapter and the Consortium of Los Angeles County Red Cross Chapters; and the La Cañada Flintridge Educational Foundation Endowment Fund.

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About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, mortgage lending, commercial real estate and residential construction financing, private banking, investment and insurance products and services in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, 206-389-6303
VP, Investor Relations & Corporate Communications
terri.silver@homestreet.com
http://ir.homestreet.com